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                                                                    EXHIBIT 3.10

                                Amendment No. 1,

                           Adopted September 28, 2001,

                      to the Amended and Restated Bylaws of

                             McLeodUSA Incorporated

3.7  Committees of Directors.

          The Board of Directors may designate one or more committees, each committee to consist of one or more directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation (including the power and authority to designate other committees of the Board of Directors); provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval or (ii) adopting, amending, or repealing any Bylaw of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of such absent or disqualified director. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors, when required. Unless otherwise specified in the Board resolutions appointing the Committee, all provisions of the Delaware General Corporation Law and these Bylaws relating to meetings, action without meetings (and waiver thereof), and quorum and voting requirements of the Board of Directors apply, as well, to such committees and their members.